Exhibit (k)(12)

Dated as of December 4, 2013

CM FINANCE SPV LTD.,

as Issuer

THE ENTITIES FROM TIME TO TIME PARTY HERETO,

as the Class A-R Noteholders

STATE STREET BANK AND TRUST COMPANY,

as Revolving Credit Note Agent

and

STATE STREET BANK AND TRUST COMPANY,

as Trustee

REVOLVING CREDIT NOTE AGREEMENT

7.6.	Waiver of Jury Trial	20

7.7.	Execution in Counterparts	20

7.8.	Tax Treatment of Notes	20

7.9.	Transfer Taxes	20

7.10.	Severability	20

7.11.	Further Assurances	21

7.12.	Limited Recourse, Non-Petition as to the Issuer	21

Exhibit A - Form of Notice of Borrowing
Exhibit B - Form of Assignment and Acceptance

REVOLVING CREDIT NOTE AGREEMENT, dated as of December 4, 2013 (this “Agreement”), between:

CM FINANCE SPV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”);

each of UBS AG, LONDON BRANCH and CM FINANCE LLC, as an initial Class A-R Noteholder on the Amendment and Restatement Date, as evidenced by its execution of this Agreement on the Amendment and Restatement Date (each, an “Initial Holder” and a “Class A-R Noteholder”), and any entity that becomes a party hereto as a Class A-R Noteholder (each, a “Class A-R Noteholder”);

STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as agent for the Issuer (in such capacity, together with its successors in such capacity, the “Revolving Credit Note Agent”); and

STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as trustee under the Indenture (the Trustee).

WHEREAS, the Issuer and the Trustee are parties to the amended and restated Indenture, dated as of December 4, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer proposes to issue up to U.S.$125,000,000 Class A-R Notes (the “Class A-R Notes”).

ACCORDINGLY, the parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Capitalized terms used but not defined herein (including any Exhibits hereto) have the meanings given to them in the Indenture. As used in this Agreement (including any Exhibits hereto), the following terms have the meanings specified below:

“Advance” means any advance made or to be made by (or on behalf of) a Class A-R Noteholder to the Issuer in respect of any Borrowing.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Class A-R Noteholder and any assignee of such Class A-R Noteholder, and delivered to the Revolving Credit Note Agent on behalf of the Issuer, in substantially the form of Exhibit B, pursuant to which a Class A-R Noteholder assigns all, but not less than all, of its rights and obligations under this Agreement with respect to the portion of such Class A-R Noteholder’s Class A-R Notes being assigned in accordance with the terms of Section 4.1.

“Borrowing” means any advance of funds to the Issuer contemplated by Section 2.1; provided that, the term “Borrowing” shall exclude any amounts that remain on deposit in any Class A-R Prepayment Account.

“Borrowing Date” means the date of any proposed Borrowing, as set forth in the applicable Notice of Borrowing.

“Borrowing Request” has the meaning set forth in Section 2.1(a).

“Class A-R Commitment Amount” means, on any date and as to any Class A-R Noteholder, the product of (a) the Commitment Percentage of such Class A-R Noteholder as of such day and (b) an amount which is the Remaining Unfunded Facility Commitment (expressed as a Dollar amount) on such date.

“Class A-R Noteholder” means, with respect to any Class A-R Note, the Person in whose name such Class A-R Note is registered in the Class A-R Note Register.

“Class A-R Prepayment Account” has the meaning set forth in Section 2.5(a).

“Commitment Percentage” means, for any Class A-R Noteholder as of any date of determination, a percentage equal to (a)(i) the pro rata portion of the Remaining Unfunded Facility Commitment represented by the Class A-R Notes of such Class A-R Noteholder divided by (ii) the Remaining Unfunded Facility Commitment multiplied by (b) 100%; provided that, the Commitment Percentage for the Initial Holders as of the Amendment and Restatement Date shall be as set out below:

Initial Holder	Commitment Percentage

UBS AG, London Branch	40%

CM Finance LLC	60%

“Commitment Termination Date” means the earliest to occur of (a) the Stated Maturity of the Class A-R Notes; and (b) the occurrence of an Enforcement Event.

“Maximum RCN Facility Funding Commitment” means, in the aggregate, U.S.$125,000,000.

“Notice of Borrowing” has the meaning set forth in Section 2.1(b).

“Notice of Repayment” has the meaning set forth in Section 2.5(e).

“Outstanding Class A-R Funded Amount” means the aggregate outstanding principal amount of Borrowings funded by Class A-R Noteholders pursuant to Section 2.1 of this Agreement which have not been repaid. The Outstanding Class A-R Funded Amount shall be subject to adjustment as described in Sections 2.2 and 2.5 of this Agreement.

“Prepayment Refund Date” means, with respect to any Class A-R Noteholder that has deposited all (or a portion of) its Class A-R Commitment Amount into such Class A-R Noteholder’s Class A-R Prepayment Account in accordance with Section 2.5(a), the Business Day after the Commitment Termination Date has occurred (or such earlier date designated by the relevant Class A-R Noteholder by notice to the Trustee, the Issuer and the Revolving Credit Note Agent).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remaining Unfunded Facility Commitment” means, with respect to any date of determination, the excess (if any) of: (a) the Maximum RCN Facility Funding Commitment over (b) the Outstanding Class A-R Funded Amount. For the avoidance of doubt, the Remaining Unfunded Facility Commitment shall not be reduced by the amount of any funds deposited in any Class A-R Prepayment Account by the relevant Class A-R Noteholder.

“Revolving Credit Note Agent Expenses” has the meaning set forth in Section 2.4(b).

“Substitution Notice” has the meaning set forth in Section 2.5(f).

1.2.	Interpretation

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. Except as otherwise specified herein or as the context may otherwise require: (i) references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document (whether or not already so stated); (ii) references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules (whether or not already so stated); (iii) the word “including” and correlative words shall be deemed to be followed by the phrase “without limitation” unless actually followed by such phrase or a phrase of like import; (iv) the word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in an “either … or” construction; (v) references to a Person are references to such Person’s successors and assigns (whether or not already so stated); (vi) all references in this Agreement to designated “Articles”, “Sections”, “sub-Sections”, other subdivisions, Schedules and Exhibits are to the designated articles, sections, sub-sections, other subdivisions, schedules and exhibits of this Agreement; and

(vii) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, sub-section or other subdivision.

2.	THE CLASS A-R NOTES

2.1.	Borrowings

(a)	Subject to the terms and conditions hereof, on any Business Day prior to the Commitment Termination Date, the Issuer (or the Collateral Manager on behalf of the Issuer) may request Borrowings (each a “Borrowing Request”) hereunder.

(b)	From time to time as required pursuant to and in accordance with the terms of the Indenture, the Issuer (or the Collateral Manager on behalf of the Issuer) may deliver to the Revolving Credit Note Agent and the Class A-R Noteholders a notice (with a copy to the Trustee and the Collateral Manager, if not the notifying party), substantially in the form of Exhibit A hereto (each, a “Notice of Borrowing”), of a proposed Borrowing no later than 5:00 p.m. (New York City time) on the third Business Day prior to the proposed Borrowing Date. Each of the Issuer and, if applicable, the Collateral Manager agrees that any Notice of Borrowing delivered pursuant to this Section 2.1(b) shall be transmitted to the Revolving Credit Note Agent and the Class A-R Noteholders by facsimile or electronic mail (to the facsimile number or electronic mail address, as the case may be, specified on the Revolving Credit Note Agent’s and each Class A-R Noteholder’s respective signature pages to this Agreement), shall be substantially in the form of Exhibit A hereto, and shall specify the proposed Borrowing Date (which shall be a Business Day), the amount of such proposed Borrowing and relevant wire transfer instructions. In the event any Notice of Borrowing is not transmitted to the Revolving Credit Note Agent and the Class A-R Noteholders until after 5:00 p.m. (New York City time) on a Business Day, it will be treated as having been transmitted on the following Business Day for all purposes hereunder. The Revolving Credit Note Agent shall notify the Collateral Manager promptly (and in any event within one Business Day) of any change to the facsimile number or electronic mail address specified on each Class A-R Noteholder’s signature page to this Agreement to the extent that the Revolving Credit Note Agent has received notice of such change from a Class A-R Noteholder.

(c)	So long as (x) the Commitment Termination Date has not occurred and (y) the conditions to funding set out in Section 3.1 have been satisfied, the Class A-R Noteholders shall make Advances to the Issuer on the Borrowing Date specified in the Notice of Borrowing (pro rata based on their respective Commitment Percentages) as follows:

(i)	each Class A-R Noteholder obligated to make an Advance hereunder, no later than 12:00 p.m. (New York City time) on the Borrowing Date specified in the Notice of Borrowing, shall have made available to the Trustee, in immediately available funds, an amount equal to its Commitment Percentage of the Borrowing in respect of such Advance in accordance with the wire transfer instructions set forth in the Notice of Borrowing;

(ii)	a Class A-R Noteholder that has elected to establish a Class A-R Prepayment Account pursuant to Section 2.5(a) shall be deemed to satisfy its obligation under clause (i) if, no later than 12:00 p.m. (New York City time) on the Borrowing Date specified in the Notice of Borrowing, such Class A-R Noteholder has cash standing to the credit of its Class A-R Prepayment Account in an amount no less than its Commitment Percentage of the Borrowing in respect of such Advance;

If, as of 12:00 p.m. (New York City time) on the Borrowing Date specified in the related Notice of Borrowing:

(A)	each Class A-R Noteholder has satisfied its Advance payment obligation (either by payment to the Trustee in accordance with Section 2.1(c)(i) or deemed satisfaction pursuant to Section 2.1(c)(ii) above), (I) the Trustee shall transfer all funds received pursuant to Section 2.1(c)(i) to the Principal Collection Subaccount and (II) in the case of any Class A-R Noteholder that has satsified such obligation pursuant to Section 2.1(c)(ii), the Trustee shall instruct the Custodian (without consent of such Class A-R Noteholder) to transfer cash in an amount equal to such Class A-R Noteholder’s Commitment Percentage of the Borrowing in respect of such Advance from such Class A-R Prepayment Account to the Principal Collection Subaccount; or

(B)	any Class A-R Noteholder has failed to satisfy its Advance payment obligation (whether by payment to the Trustee in accordance with Section 2.1(c)(i) or deemed satisfaction pursuant to Section 2.1(c)(ii) above), (I) if the Trustee has received funds from a Class A-R Noteholder pursuant to Section 2.1(c)(i), the Trustee shall return such funds to such Class A-R Noteholder and (II) with respect to any funds standing to the credit of a Class A-R Prepayment Account, the Trustee shall instruct the Custodian to return such funds to the related Class A-R Noteholder.

For the avoidance of doubt, if with respect to any Advance, a Class A-R Noteholder has satisfied its Advance payment obligation pursuant to Section 2.1(c)(ii) but any other Class A-R Noteholder has failed to satisfy its own Advance payment obligation as of 12:00 p.m. (New York City time) on the Borrowing Date, the Trustee shall not be entitled to instruct the Custodian to transfer cash from such Class A-R Prepayment Account to the Issuer or any other Person (other than such Class A-R Noteholder as required by sub-clause (B) above) without the consent of such Class A-R Noteholder.

(d)	The Issuer hereby agrees that each Class A-R Noteholder, acting in good faith, (i) is entitled to rely upon any Notice of Borrowing furnished to such Class A-R Noteholder hereunder by the Collateral Manager purporting to act on behalf of the Issuer, is genuine and authorized and (ii) shall not be liable to the Issuer with respect to any action taken or omitted to be taken by such Class A-R Noteholder in good faith in accordance with any such Notice of Borrowing.

2.2.	Advances; Repayments; Class A-R Commitment Amounts

(a)	All Advances to the Issuer hereunder may be repaid by the Issuer pursuant to Section 2.5(e), notwithstanding the Priority of Payments, and any such Advances repaid by the Issuer may, subject to the conditions set forth herein, be reborrowed from time to time by the Issuer hereunder.

(b)	Repayments of Advances to any Class A-R Noteholders under Section 2.2(a) and Section 2.5(e) of this Agreement or Section 11.1(a)(ii) of the Indenture shall be applied to pay the Class A-R Noteholders, pro rata, based on the respective portions of the Outstanding Class A-R Funded Amount represented by their Class A-R Notes, and such payment shall reduce the Outstanding Class A-R Funded Amount.

(c)	Any deposit by a Class A-R Noteholder of any amount into such Class A-R Noteholder’s Class A-R Prepayment Account pursuant to the terms hereof will not reduce such Class A-R Noteholder’s Class A-R Commitment Amount.

2.3.	Outstanding Class A-R Funded Amount

The parties hereto hereby acknowledge and agree that all Borrowings shall be deemed to be part of the Outstanding Class A-R Funded Amount, regardless of whether the conditions to the related Borrowing set forth herein or in the Indenture were in fact satisfied, until such amounts are repaid in accordance with the terms of this Agreement, the Indenture and such Class A-R Notes. Each of the Class A-R Noteholders acknowledges that the obligations of the Issuer to pay any Outstanding Class A-R Funded Amount under the Class A-R Notes, and the terms of repayment thereof, are governed by this Agreement and the Indenture.

2.4.	Agency Compensation

(a)	The Issuer agrees to reimburse the Revolving Credit Note Agent (subject to any written agreement between the Issuer and the Revolving Credit Note Agent) forthwith upon its request for all reasonable expenses incurred or made by the Revolving Credit Note Agent in accordance with any provision of this Agreement or the Indenture.

(b)	The Issuer will reimburse, and does hereby indemnify and hold harmless, the Revolving Credit Note Agent and its affiliates, directors, officers, shareholders, agents and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature (including the reasonable fees and expenses of counsel and other experts) in respect of or arising from its appointment as Revolving Credit Note Agent or from any acts or omissions performed or omitted by the Revolving Credit Note Agent, its affiliates, directors, officers, shareholders, agents or employees hereunder in good faith except to the extent resulting from gross negligence, willful misconduct or fraud on the part of the Revolving Credit Note Agent or any Affiliate thereof (any such amounts, together with expenses reimbursable under Section 2.4(b), “Revolving Credit Note Agent Expenses”). The indemnification obligations of the Issuer shall survive termination of this Agreement and the resignation or removal of the Revolving Credit Note Agent.

(c)	The Revolving Credit Note Agent Expenses shall be considered Administrative Expenses and shall be payable from the Expense Account in accordance with the Indenture.

(d)	The Revolving Credit Note Agent hereby agrees not to cause the filing of a petition in bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings under any law or jurisdiction against the Issuer for the non-payment to the Revolving Credit Note Agent of any amounts provided by this Section 2.4 before 366 days have elapsed or, if longer, the applicable preference period then in effect (including, without limitation, any period established pursuant to the laws of the Cayman Islands) (plus one day) after the payment in full of all Notes issued under the Indenture.

2.5.	Class A-R Prepayment Account; Withdrawals

(a)	The Trustee shall cause to be established and maintained by the Custodian, as Securities Intermediary, a separate securities account (each such account, a “Class A-R Prepayment Account”) for each Class A-R Noteholder that elects to establish such an account, which securities account shall be established in the name of the Trustee as entitlement holder in trust for the benefit of the Issuer and such Class A-R Noteholder. The Trustee shall deposit any amounts received from a Class A-R Noteholder to pay an Advance payment obligation into such Class A-R Noteholder’s Class A-R Prepayment Account. UBS AG, London Branch, as an Initial Holder as of the date hereof, hereby elects to establish such a Class A-R Prepayment Account, and the Trustee shall cause to be established (on or prior to the Amendment and Restatement Date) and maintained by the Custodian, as Securities Intermediary, a Class A-R Prepayment Account in the name of the Trustee as entitlement holder in trust for the benefit of the Issuer and UBS AG, London Branch, as Initial Holder, in accordance with the terms of this Agreement and Section 10.3(e) of the Indenture.

(b)	Subject to the terms of this Agreement and the Indenture, the only permitted withdrawal from or application of funds or other property standing to the credit of any Class A-R Prepayment Account shall be for the purpose of (i) investing or reinvesting such funds or other property in Eligible Investments pursuant to Section 2.5(c); (ii) any withdrawal in connection with an Advance pursuant to Section 2.1(c); (iii) any withdrawal in connection with a Prepayment Refund Date pursuant to Section 2.5(d); or (iv) any withdrawal in connection with any other payment pursuant to Section 2.5(e).

(c)	The Trustee shall, pursuant to the written directions of a Class A-R Noteholder, invest and reinvest funds standing to the credit of such Class A-R Noteholder’s Class A-R Prepayment Account in Eligible Investments. None of the Issuer, the Revolving Credit Note Agent, the Trustee or the Custodian shall in any way be held liable for reason of any insufficiency of any Class A-R Prepayment Account resulting from any loss relating to any investment of funds standing to the credit of such Class A-R Prepayment Account, except to the extent such loss results from the Issuer’s, the Revolving Credit Note Agent’s, the Trustee’s or the Custodian’s fraud, gross negligence or willful misconduct.

(d)	The Trustee shall, at any time (including any time on or following any Prepayment Refund Date) with respect to a Class A-R Prepayment Account, upon and pursuant to the written directions of the related Class A-R Noteholder, withdraw all (or any portion) of the funds and other property (including any funds and other property in excess of such Class A-R Noteholder’s Class A-R Commitment Amount, whether as a result of increased market value or otherwise) standing to the credit of such Class A-R Noteholder’s Class A-R Prepayment Account, and direct the Custodian to pay or transfer the same to such Class A-R Noteholder (or to such account or accounts as such Class A-R Noteholder shall otherwise direct the Trustee in writing).

(e)

So long as no Event of Default has occurred and is continuing, the Issuer (or the Collateral Manager on behalf of the Issuer) shall have the right at any time to repay any Advance by delivering to the Revolving Credit Note Agent and the relevant Class A-R Noteholders a notice (with a copy to the Trustee and the Collateral Manager, if not the notifying party) (each, a “Notice of Repayment”) of a proposed repayment no later than 5:00 p.m. (New York City time) on the third Business Day prior to the proposed repayment. Each of the Issuer and, if applicable, the Collateral Manager agrees that any Notice of Repayment delivered pursuant to this Section 2.5(e) shall be transmitted to the Revolving Credit Note Agent and the relevant Class A-R Noteholders by facsimile or electronic mail (to the facsimile number or electronic mail address, as the case may be, specified on the Revolving Credit Note Agent’s and such Class A-R Noteholders’ respective signature pages to this Agreement) and shall specify the proposed repayment date (which shall be a Business Day) and the amount of such proposed repayment. In the event any Notice of Repayment is not transmitted to the Revolving Credit Note

Agent and the Class A-R Noteholders until after 5:00 p.m. (New York City time) on a Business Day, it will be treated as having been transmitted on the following Business Day for all purposes hereunder. The Trustee shall, on the proposed repayment date and in accordance with Section 2.2(b) of this Agreement and Section 11.1(a)(ii) of the Indenture, direct the Custodian to pay or transfer the amount of such proposed repayment from the Principal Collection Subaccount to each Class A-R Noteholder in accordance with the wire instructions provided by such Class A-R Noteholder in the Subscription Agreement pursuant to which it subscribed for the Class A-R Notes or such such account or accounts as such Class A-R Noteholder shall otherwise direct the Trustee in writing). Pursuant to Section 2.2(b), any repayment under this Section 2.5(e) shall reduce the Outstanding Class A-R Funded Amount.

(f)	Upon three Business Days prior written notice (the “Substitution Notice”) by any Class A-R Noteholder to the Trustee and the Collateral Manager specifying which Eligible Investments standing to the credit of the Class A-R Prepayment Account of such Class A-R Noteholder are to be exchanged (and the principal amount and CUSIP (if applicable) of the new Eligible Investments to be delivered), a Class A-R Noteholder may on any Business Day, at its own expense, deposit into its Class A-R Prepayment Account substitute Eligible Investments and the Trustee shall, not later than the Business Day following the date on which the Trustee receives such substitute Eligible Investments, transfer to such Class A-R Noteholder the Eligible Investments specified in such written notice; provided that, the Trustee shall not transfer Eligible Investments to any Class A-R Noteholder as specified in such written notice if and to the extent that such transfer would cause the balance of such Class A-R Prepayment Account to decrease.

2.6.	Class A-R Note Interest

Eligible Investment Income received on Eligible Investments standing to the credit of Class A-R Prepayment Accounts shall be payable to the applicable Holders of the Class A-R Notes as and to the extent provided in the Indenture.

3.	CONDITIONS PRECEDENT TO BORROWINGS

3.1.	Conditions to Funding.

The obligation of any Class A-R Noteholder to fund its Commitment Percentage of any Borrowing under Section 2.1 is subject to the following conditions:

(a)	at the time of such Borrowing, the Commitment Termination Date shall not have occurred;

(b)	UBS AG, London Branch shall have received all fees referred to in that certain fee letter between UBS AG, London Branch and CM Finance LLC, dated as of the Amendment and Restatement Date, which are payable on or prior to the time of such Borrowing;

(c)	the Indenture shall have been executed and delivered by each party thereto; and

(d)	no Event of Default shall have occurred and be continuing.

3.2.	Representations regarding Conditions.

Each Borrowing shall be deemed to constitute a representation and warranty by the Issuer on the date thereof that the conditions specified in sub-sections (a) through (d) of Section 3.1 are satisfied.

4.	ASSIGNMENTS

4.1.	Assignment

(a)	Successors and Assigns; General Prohibition. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 7.1(b) hereof, no Person other than the parties hereto, their respective successors and assigns and, to the extent expressly contemplated by the Indenture, the Secured Parties as beneficiaries of the Grant of the Issuer provided for in the Indenture shall have any rights under this Agreement. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by any party hereto. Any purported transfer that is not in compliance with this provision will be void.

(b)

Permitted Assignments of Class A-R Notes and Obligations under this Agreement. Subject to the requirements set forth in the Indenture with respect to transfers of Notes, a Class A-R Noteholder may assign all of its rights and obligations hereunder (in whole but not in part) in respect of a specified Aggregate Outstanding Amount of its Class A-R Notes to an assignee if (i) all conditions precedent to the transfer of the relevant Class A-R Notes specified in the Indenture and in the legend on the Class A-R Note have been satisfied; (ii) the transferee and transferor have complied with all the requirements set forth in the Indenture, including Section 2.5 of the Indenture and any eligibility requirements for any Noteholder of Class A-R Notes; (iii) the representations set forth on the transfer certificates or other documents required under the Indenture with respect to its acquisition of a Class A-R Note are true with respect to such assignee; and (iv) the parties to such assignment shall have executed and delivered to the Trustee a duly completed Assignment and Acceptance. Any such assignment by a Class A-R Noteholder shall be effected by the execution and delivery to the Revolving Credit Note Agent of (A) a duly completed Assignment and Acceptance executed by the transferee and any other items required under Section 2.5 of the Indenture and (B)

the physical security representing the Class A-R Notes to be transferred by the Class A-R Noteholder. Upon satisfaction of the conditions to such assignment, (1) the Issuer shall execute (x) a new Class A-R Note in the name of the assignee; and (y) if the assigning Class A-R Noteholder is retaining a portion of the Aggregate Outstanding Amount of its Class A-R Notes following such transfer, a new Class A-R Note in the name of the assigning Class A-R Noteholder reflecting the portion so retained; and (2) the Trustee shall authenticate and deliver such Class A-R Note(s) to the relevant Class A-R Noteholder(s). From and after the Effective Date (as defined in the applicable Assignment and Acceptance), the Revolving Credit Note Agent shall reflect the assignment of the Class A-R Notes in the Class A-R Note Register and shall direct the Trustee to make all payments in respect of the assigned portion of the Class A-R Notes (including, without limitation, all payments of principal, interest and fees with respect thereto) to the new Class A-R Noteholder as reflected in the Class A-R Note Register. For avoidance of doubt, in transferring all or a portion of a Class A-R Note to a transferee in accordance with this Section 4.1, such Class A-R Noteholder is simultaneously transferring an equivalent share of its then-existing Class A-R Commitment Amount to such transferee.

(c)	Trustee and Revolving Credit Note Agent Duties in Respect of Assignments. The Trustee and the Revolving Credit Note Agent shall have no obligation with respect to determining whether any transfer or assignment is permitted hereunder and whether the representations set forth in any transfer certificate or other document are true with respect to it; provided that, in the case of any such certificates or forms which by any provision of this Agreement are specifically required to be furnished to the Trustee or the Revolving Credit Note Agent, the Trustee and the Revolving Credit Note Agent shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Agreement (or the Indenture, as the case may be) and shall promptly notify the party delivering the same and the Collateral Manager if such certificate or form does not conform.

4.2.	Rights of Assignee under this Agreement

Upon any assignment in accordance with Section 4.1(b), the assignee receiving such assignment shall be a party hereto and have all of the rights and obligations of a Class A-R Noteholder hereunder with respect to its Class A-R Notes and all of the rights and obligations hereunder. In addition, the related assigning Noteholder shall, to the extent of the interest assigned, be released from its obligations hereunder (and, in the case of an Assignment and Acceptance covering all of the assigning Noteholder’s rights and obligations under this Agreement and in respect of Class A-R Notes, such Noteholder shall cease to be a party hereto).

4.3.	Notice of Assignment

Each Class A-R Noteholder that is assigning any of its rights and obligations under this Agreement or any Class A-R Notes shall provide notice to the Revolving Credit Note Agent, the Issuer, the Trustee and the Collateral Manager of such assignment of any interest in any Class A-R Note or any of its rights or obligations under this Agreement.

4.4.	Class A-R Note Register; Information

(a)	The Class A-R Note Registrar shall record in the Class A-R Note Register: (i) the names and addresses of the Class A-R Noteholders, (ii) the Class A-R Commitment Amount of and Outstanding Class A-R Funded Amount owing to each Class A-R Noteholder from time to time and (iii) the amounts (if any) that each Class A-R Noteholder has deposited in a Class A-R Prepayment Account. The entries in the Class A-R Note Register shall be conclusive and binding for all purposes (including as to the entitlement to exercise voting and other consensual rights), absent manifest error, and the Issuer, the Trustee, the Revolving Credit Note Agent and the Class A-R Noteholders may treat each Person whose name is recorded in the Class A-R Note Register as a Class A-R Noteholder hereunder for all purposes of this Agreement.

(b)	On each date that (i) a Borrowing is funded pursuant to the terms hereof, (ii) any Outstanding Class A-R Funded Amount or Class A-R Prepayment Account or any interest therein is assigned to any other Person or (iii) the Outstanding Class A-R Funded Amount is, or funds or other property on deposit in any Class A-R Prepayment Account are, reduced or increased, a duly authorized officer, employee or agent of the Class A-R Note Registrar shall make appropriate notations in the Class A-R Note Register of the amount of such Borrowing, assignment, reduction or increase, as applicable, and the allocation of the amount of such Borrowing, assignment, reduction or increase, as applicable, among the Holders of the Class A-R Notes, as applicable, and shall promptly report the same to the Trustee for notation in its records.

(c)	The Class A-R Note Registrar will, promptly following a request from the Trustee, provide such information to the Trustee regarding the date and amount of each Borrowing and any other information pertinent to the performance by the Trustee of its duties under the Indenture as the Trustee may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Issuer

The Issuer hereby represents and warrants to each Class A-R Noteholder as follows:

(a)	it has full power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b)	the execution, delivery and performance by it of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate in any material respect any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it or any material agreement to which it is a party or is bound or subject;

(c)	this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(d)	all approvals and authorizations of, all filings with, and all actions by, any governmental or other administrative or judicial authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

5.2.	Representations and Warranties of each Class A-R Noteholder

Each Class A-R Noteholder hereby represents and warrants to the Issuer as follows:

(a)	it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b)	the execution, delivery and performance by it of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it;

(c)	this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(d)	all approvals and authorizations of, all filings with and all actions by any governmental or other administrative or judicial authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e)	on the date on which it becomes a party to this Agreement (whether on the date hereof or thereafter pursuant to Section 4), all representations set forth in the transfer certificates or other documents required under the Indenture with respect to its acquisition of a Class A-R Note and the Assignment and Acceptance, as applicable, are true with respect to it; and

(f)	such Class A-R Noteholder has delivered to the Issuer (or shall promptly deliver upon request by the Trustee or the Issuer) an investor letter and certification (generally, an Internal Revenue Service Form W-9 (or applicable successor form) in the case of a person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or an Internal Revenue Service Form W-8 (or applicable successor form) in the case of a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code) in a form satisfactory to the Issuer, each duly executed and completed.

6.	THE REVOLVING CREDIT NOTE AGENT

(a)	The Issuer hereby irrevocably appoints the Revolving Credit Note Agent as its agent hereunder and under the Indenture as provided herein.

(b)	The Revolving Credit Note Agent shall not have any duties or obligations except those expressly set forth herein and in the Indenture. Without limiting the generality of the foregoing, (i) the Revolving Credit Note Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Revolving Credit Note Agent shall not have any duty to take any discretionary action or exercise any discretionary powers and (iii) the Revolving Credit Note Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its subsidiaries that is communicated to or obtained by the bank serving as Revolving Credit Note Agent or any of its Affiliates in any capacity. The Revolving Credit Note Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Issuer or in the absence of its own fraud, gross negligence or willful misconduct. The Revolving Credit Note Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Revolving Credit Note Agent by the Issuer or a Class A-R Noteholder, and the Revolving Credit Note Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Section 3 or elsewhere herein or therein, other than (in each case) to confirm receipt of items expressly required to be delivered to the Revolving Credit Note Agent.

(c)	The Revolving Credit Note Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, in the absence of bad faith on its part, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Revolving Credit Note Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Revolving Credit Note Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d)	The Revolving Credit Note Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Revolving Credit Note Agent. The Revolving Credit Note Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding sub-sections shall apply to any such sub-agent and to the Related Parties of the Revolving Credit Note Agent and any such sub-agent; provided that, the Revolving Credit Note Agent shall not be relieved of any of its obligations hereunder by virtue of any appointment of a sub-agent.

(e)

Subject to the appointment and acceptance of a successor Revolving Credit Note Agent as provided in this sub-section (e), the Revolving Credit Note Agent may resign at any time by notifying the Issuer (with a copy to the Collateral Manager). Upon any such resignation, the Issuer (or the Collateral Manager on the Issuer’s behalf) shall appoint a successor Revolving Credit Note Agent meeting the requirements set forth below. If no successor shall have been so appointed by the Issuer and shall have accepted such appointment within 30 days after the retiring Revolving Credit Note Agent gives notice of its resignation, then the retiring Revolving Credit Note Agent may, on behalf of the Issuer, petition a court of competent jurisdiction for the appointment of a successor Revolving Credit Note Agent. Any successor Revolving Credit Note Agent shall be a bank with an office in New York City or an Affiliate of any such bank having a combined capital and surplus of at least U.S.$200,000,000, having a credit rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (and if rated “Baal”, such rating not on watch for downgrade). Upon the acceptance of its appointment as Revolving Credit Note Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Revolving Credit Note Agent and the retiring Revolving Credit Note Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Issuer to a successor Revolving Credit Note Agent (including a successor appointed pursuant to the last sentence of this sub-section (e)) shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. After the Revolving Credit Note Agent’s resignation hereunder, the provisions of Section 2.4(c) and this Section 6 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Revolving Credit Note Agent. Notwithstanding the foregoing, the Revolving Credit Note Agent may resign its duties hereunder without any requirement that a successor Revolving Credit Note Agent be obligated hereunder and without any liability for further performance of any duties hereunder upon at least 60 days prior written notice to the Issuer of termination upon the occurrence of any of the following events and the failure to cure such event within such 60-day notice period: (i) failure of the Issuer to pay any of the Revolving Credit Note Agent Expenses or (ii) failure of the Issuer to provide any indemnity payment or expense reimbursement to the Revolving Credit Note Agent required under this Agreement upon the receipt by the Issuer of a written request for such payment or reimbursement, in each case, when funds are available therefor in the Expense Account. Upon receipt of any such resignation notice, the Issuer (or the Collateral Manager on the Issuer’s behalf) shall appoint a successor Revolving Credit Note Agent meeting the requirements set forth above and shall use its reasonable best efforts to effect such appointment within such notice period.

(f)	Every successor Revolving Credit Note Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer and the retiring Revolving Credit Note Agent an instrument accepting such appointment. Upon delivery of the required instrument, the resignation or removal of the retiring Revolving Credit Note Agent shall become effective and such successor Revolving Credit Note Agent, without any other act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of the retiring Revolving Credit Note Agent; provided that, upon request of the Issuer or the successor Revolving Credit Note Agent, such retiring Revolving Credit Note Agent shall, upon payment of its fees and expenses then unpaid, execute and deliver an instrument transferring to such successor Revolving Credit Note Agent all the rights, powers and trusts of the retiring Revolving Credit Note Agent.

(g)	Each Class A-R Noteholder acknowledges that it has, independently and without reliance upon the Revolving Credit Note Agent or any other Person and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Class A-R Noteholder also acknowledges that it will, independently and without reliance upon the Revolving Credit Note Agent or any other Person and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

(h)	The Revolving Credit Note Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and in the Indenture and may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Revolving Credit Note Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Revolving Credit Note Agent shall not be responsible for any misconduct or negligence on the part of any non-affiliated appointed and supervised agent, or non-affiliated attorney, appointed hereunder with due care by it.

(i)	Anything in this Agreement notwithstanding, in no event shall the Revolving Credit Note Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Revolving Credit Note Agent has been advised of such loss or damage and regardless of the form of action.

(j)	No provision of this Agreement shall be construed to relieve the Revolving Credit Note Agent from liability for its own fraud, gross negligence or willful misconduct, except that (i) this subsection shall not be construed to limit the effect of sub-sections (b) and (c) of this Section 6; (ii) the Revolving Credit Note Agent shall not be liable for any error of judgment made in good faith by an Officer, unless it shall be proven that the Revolving Credit Note Agent was grossly negligent in ascertaining the pertinent facts; and (iii) no provision of this Agreement shall require the Revolving Credit Note Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(k)	The Revolving Credit Note Agent shall not be accountable for the use by the Issuer of the proceeds from the Class A-R Notes, shall not be responsible for any statement of the Issuer or a Class A-R Noteholder in this Agreement or the Indenture or in any document issued in connection with the sale of the Class A-R Notes and shall in no event assume or incur any liability, duty or obligation to any Class A-R Noteholder. Under no circumstances shall the Revolving Credit Note Agent be liable for indebtedness evidenced by or arising under the Indenture or any related documents, including the amounts payable on the Class A-R Notes.

(l)	Notwithstanding anything in this Agreement to the contrary, the Revolving Credit Note Agent shall not be responsible for enforcing the provisions of this Agreement (including collection actions hereunder) against any Class A-R Noteholder at any time.

(m)	The provisions of this Section 6 shall survive the termination of this Agreement and the resignation or removal of the Revolving Credit Note Agent.

7.	MISCELLANEOUS

7.1.	Waivers; Amendments; Etc.

(a)	No Deemed Waivers; Remedies Cumulative. No failure or delay by any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties to this Agreement hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 7.1(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the funding of a Borrowing shall not be construed as a waiver of any Event of Default, regardless of whether the Revolving Credit Note Agent or any Class A-R Noteholder may have had notice or knowledge of such Event of Default at the time.

(b)	Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Issuer and the Class A-R Noteholders or by the Issuer and the Revolving Credit Note Agent with the consent of the Class A-R Noteholders; provided that, no such agreement shall amend, modify or otherwise affect the (i) rights or duties of the Revolving Credit Note Agent or the Trustee hereunder without the prior written consent of the Revolving Credit Note Agent or the Trustee, as the case may be; or (ii) rights or duties of the Collateral Manager hereunder or under the Collateral Management Agreement or the Indenture without the prior written consent of the Collateral Manager.

(c)	Third Party Beneficiaries. Each covenant and other agreement under this Agreement stated to be owing by any party hereto to the Collateral Manager is expressly intended to be made for the benefit of the Collateral Manager, and the Collateral Manager is an express third party beneficiary of each such covenant or other agreement and is entitled to enforce each such covenant or agreement (without regard to any modification thereof which is adverse to the Collateral Manager) without any act or notice of acceptance hereof or reliance hereon, all as if the Collateral Manager were a party hereto.

7.2.	Notices, Etc.

All notices and other communications under or in connection with this Agreement shall be given or made in writing (including by telex or facsimile) to the intended recipient at its “Address for Notices” specified under its signature hereto or in its Assignment and Acceptance; or, as to any party (including the Collateral Manager), at such other address as shall be set forth in Section 14.3 of the Indenture or as shall be designated by such party in a notice to each other party. The Revolving Credit Note Agent shall (a) forward any Notices received by the Revolving Credit Note Agent under the Indenture to each Class A-R Noteholder; and (b) promptly (and in any event within one Business Day after receipt of the information) notify the Collateral Manager if any existing Class A-R Noteholder disposes of its Class A-R Notes or any additional Class A-R Noteholder acquires any Class A-R Notes (together with the notice details for Notices of Borrowing for such additional Class A-R Noteholder) such that the Collateral Manager has the information that it requires with respect to the Class A-R Noteholders in order to deliver Notices of Borrowing on behalf of the Issuer.

7.3.	Captions

The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

7.4.	Governing Law; Jurisdiction; Venue

This Agreement shall be construed in accordance with, and this Agreement and any matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

With respect to any suit, action or proceedings relating to this Agreement or any matter between the parties arising under or in connection with this Agreement (“Proceedings”), each party irrevocably: (a) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

7.5.	Consent to Service of Process

Each party to this Agreement irrevocably consents to service of process by personal delivery, certified mail, postage prepaid or overnight courier. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

7.6.	Waiver of Jury Trial

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each party hereby (a) certifies that no representative, agent or attorney of any other has represented, expressly or otherwise, that such other would not, in the event of a Proceeding, seek to enforce the foregoing waiver; and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

7.7.	Execution in Counterparts

This Agreement (and each amendment, modification and waiver in respect of this Agreement) may be executed and delivered in any number of counterparts (including by e-mail (PDF) or facsimile), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by e-mail (PDF) or facsimile shall be deemed to constitute due and sufficient delivery of such counterpart.

7.8.	Tax Treatment of Notes

Each of the Issuer, the Revolving Credit Note Agent, the Trustee and each Class A-R Noteholder hereby agrees to treat the Class A-R Notes as indebtedness solely of the Issuer for U.S. Federal, and, to the extent permitted by law, state and local income and franchise tax purposes, to report all income (or loss) in accordance with such characterization and not to take any action inconsistent with such treatment unless otherwise required by any relevant taxing authority.

7.9.	Transfer Taxes

Any applicable stamp duties or other transfer taxes and duties (including notarial fees) and any costs attributable to the sale and purchase of the Class A-R Notes shall be payable by the Issuer in accordance with the Priority of Payments.

7.10.	Severability

If any term, provision, covenant or condition of this Agreement, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement, so long as this Agreement, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

7.11.	Further Assurances

Each of the Issuer and each Class A-R Noteholder hereby agrees to execute and deliver such other instruments, and take such other actions, as the other parties may reasonably request in connection with the transactions contemplated by this Agreement.

7.12.	Limited Recourse, Non-Petition as to the Issuer

The Class A-R Notes will be limited recourse debt obligations of the Issuer, and all obligations of the Issuer under this Agreement are limited-recourse obligations of the Issuer, and are payable solely from the Collateral Granted by the Issuer to secure the Notes in accordance with the Priority of Payments and, following the exhaustion of the Collateral under the Indenture, all obligations of and claims against the Issuer hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive. None of the Collateral Manager, the Trustee or the Collateral Administrator or any incorporator, stockholder, affiliate, officer, member, manager, partner, employee or director of the Issuer, the Collateral Manager, the Trustee or the Collateral Administrator, or any of their respective affiliates or any other Person will be obligated to make payments on the Class A-R Notes or hereunder. No recourse shall be had against any officer, member, director, employee, securityholder or incorporator of the Issuer or its successors or assigns for the payment of any amounts payable under the Class A-R Notes or this Agreement. Notwithstanding any provision of this Agreement, each Class A-R Noteholder hereby agrees not to cause the filing of a petition in bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under any law or jurisdiction against the Issuer before 366 days have elapsed or, if longer, the applicable preference period then in effect (including, without limitation, any period established pursuant to the laws of the Cayman Islands) (plus one day) after the payment in full of all Notes issued under the Indenture. The provisions of this Section 7.12 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CM FINANCE SPV LTD.,
as Issuer

By:
Name:
Title:

Address for Notices:

c/o CM Finance LLC
399 Park Avenue, 39th Floor
New York, NY 10022

Attention:	Stephon Barnes, Christopher E. Jansen and Michael C. Mauer
Telephone no.:	(212) 380-5904
Facsimile no.:	(212) 380-5915
Email:	cjansen@cyruscapital.com,
mmauer@cyruscapital.com
ops@cyruscapital.com

Revolving Credit Note Agreement

STATE STREET BANK AND TRUST COMPANY,
as Revolving Credit Note Agent

By:
Name:
Title:

Address for Notices:

200 Clarendon Street
Mail Code: JHT06
Boston, MA 02116

Attention:	Structured Trust & Analytics
Facsimile No.:	617-937-0583
E-mail:	statestreet_CDO_services@statestreet.com

Revolving Credit Note Agreement

STATE STREET BANK AND TRUST COMPANY,
as Trustee

By:
Name:
Title:

Address for Notices:

200 Clarendon Street
Mail Code: JHT06
Boston, MA 02116

Attention:	Structured Trust & Analytics
Facsimile No.:	617-937-0583
E-mail:	statestreet_CDO_services@statestreet.com

Wire Instructions:

State Street Bank,
Boston, MA

ABS #: 011-000-028
Account #: 00608836
Account Name: CM Finance SPV Loan Account
Reference: CYB1 – Borrower Name & Activity

Revolving Credit Note Agreement

COMMITMENT PERCENTAGE AS OF THE DATE HEREOF: 60%

CM FINANCE LLC,
as an Initial Holder

By:
Name:
Title:

Address for Notices:

399 Park Avenue, 39th Floor

New York, NY 10022

Revolving Credit Note Agreement

COMMITMENT PERCENTAGE AS OF THE DATE HEREOF: 40%

UBS AG, LONDON BRANCH,
as an Initial Holder

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Structured Funding

Telephone Number: 203-719-7390

Email: OL-Cyrus-TRS@ubs.com

Revolving Credit Note Agreement

EXHIBIT A

FORM OF NOTICE OF BORROWING

[DATE]

STATE STREET BANK AND TRUST COMPANY,

as Revolving Credit Note Agent and as Trustee

200 Clarendon Street,

Mail Code: JHT06,

Attention: Structured Trust & Analytics, Boston, MA 02116

[Insert Notice Details for each current Class A-R Noteholder]

Ladies and Gentlemen:

Reference is hereby made to (i) that certain amended and restated Indenture, dated as of December 4, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) between CM Finance SPV Ltd., an exempted company with limited liability incorporated under the law of the Cayman Islands (the “Issuer”), and State Street Bank and Trust Company, as Trustee and as Bank; and (ii) that certain Revolving Credit Note Agreement, dated as of December 4, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) between the Issuer, certain other parties, State Street Bank and Trust Company, as Revolving Credit Note Agent and the Trustee. Terms defined in the Indenture or the Agreement and used herein shall have the meanings given such terms in the Indenture or the Agreement.

The Issuer hereby gives you notice, irrevocably, pursuant to Section 2.1(b) of the Agreement that the Issuer hereby requests a Borrowing under the Agreement (the “Proposed Borrowing”) and, in that connection, sets forth below the information relating to such Proposed Borrowing as required pursuant to the terms of the Agreement:

(a)	The Business Day of the Proposed Borrowing is [ ].

(b)	The aggregate principal amount of the Proposed Borrowing is U.S.$[ ].

(c)	The total amount of outstanding Borrowings after giving effect to the Proposed Borrowing is U.S.$[ ].

(d)	The total amount of the Remaining Unfunded Facility Commitment after giving effect to the Proposed Borrowing is U.S.$[ ].

Payment shall be made by wire transfer to the Trustee pursuant to the following wire transfer instructions:

[INSERT PAYMENT INSTRUCTIONS]

Page I

The submission of this notice constitutes a certification of the Issuer that the conditions to such Borrowing set forth in Section 3 of the Agreement have been satisfied or waived by each Class A-R Noteholder as of the date of the Proposed Borrowing.

CM FINANCE SPV LTD.

By:	CM INVESTMENT PARTNERS, L.P.,
as Collateral Manager

By:
Name:
Title:

Page II

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

[DATE]

ASSIGNMENT AND ACCEPTANCE, dated [                    ] (the “Assignment and Acceptance”), among                     (“Assignor”) and                     (“Assignee”).

Reference is hereby made to (i) that certain amended and restated Indenture, dated as of December 4, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), between CM Finance SPV Ltd., an exempted company with limited liability incorporated under the law of the Cayman Islands (the “Issuer”), and State Street Bank and Trust Company, as Trustee and as Bank; and (ii) that certain Revolving Credit Note Agreement, dated as of December 4, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between the Issuer, certain other parties, State Street Bank and Trust Company, as Revolving Credit Note Agent and the Trustee. Terms defined in the Indenture or the Agreement and used herein shall have the meanings given such terms in the Indenture or the Agreement.

Assignor hereby sells and assigns, without recourse, to Assignee, and Assignee hereby purchases and assumes, without recourse, from Assignor, effective as of the Effective Date (as defined below), a [        ]% interest (the “Assigned Interest”) in all of Assignor’s rights and obligations under the Agreement, the Indenture and under any other Transaction Documents, and in the interests in the Class A-R Notes of Assignor in existence on the Effective Date, together with the rights of Assignor to payment in respect of outstanding principal and accrued and unpaid interest relating to such Assigned Interest. The Outstanding Class A-R Funded Amount allocated to the Assigned Interest is U.S.$[            ].

Each of Assignor and Assignee hereby agrees to be bound by all the agreements set forth in the Indenture or the Agreement (including Section 4.1 of the Agreement), a copy of each of which has been received by each such party. From and after the Effective Date, (i) Assignee shall be a party to and be bound by the provisions of the Agreement and the Indenture and, to the extent of the interests assigned pursuant to this Assignment and Acceptance, have the rights and obligations of a Class A-R Noteholder thereunder, and (ii) to the extent of the interests assigned by this Assignment and Acceptance, Assignor hereby relinquishes its rights and is released from its obligations under the Agreement.

Assignor hereby represents and warrants that the Assigned Interest to be sold hereby is owned by Assignor free and clear of any liens, claims or encumbrances created or suffered to exist by Assignor. Except as otherwise set forth in the foregoing sentence, or as otherwise agreed in writing by Assignor, Assignor makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Agreement, any Class A-R Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any Class A-R Note, or (ii) the business condition (financial or otherwise), operations, properties or prospects of the Issuer, the Collateral Manager or any Affiliate of any thereof or the performance or observance by any party of any of its obligations under the Indenture, the Agreement or otherwise.

Page III

Assignee hereby (i) confirms that it has received a copy of the Agreement, the Indenture, and such other documents and information requested by it, and that it has, independently and without reliance upon the Trustee, the Revolving Credit Note Agent, the Collateral Manager, the Assignor, or any other Person, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Assignment and Acceptance; (ii) agrees that it shall, independently and without reliance upon the Trustee, the Revolving Credit Note Agent, the Collateral Manager, the Assignor, or any other Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it satisfies the eligibility requirements for any Noteholder of Class A-R Notes set forth in the Indenture and that the representations set forth in the transfer certificates or other documents required under the Indenture with respect to its acquisition of a Class A-R Note are true with respect to it; (iv) makes each representation and warranty set forth in Section 5.2 of the Agreement as if set out in full herein, each of which is true and correct on and as of the date hereof; (v) agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Agreement and the Indenture are required to be performed by it as a Class A-R Noteholder; (vi) specifies as its address for notices the office set forth below; and (vii) in the event that Assignee is organized under the laws of a jurisdiction other than the United States or a state thereof, represents and warrants that attached to this Assignment and Acceptance are the forms and certificates required pursuant to Section 2.5 of the Indenture, accurately completed and duly executed, pursuant to which forms and certificates each of the Issuer and the Trustee may make payments to, and deposit funds to or for the account of, Assignee hereunder and under the Indenture without any deduction or withholding for or on account of any tax.

The effective date for this Assignment and Acceptance shall be the later of (A) the date on which the Revolving Credit Note Agent confirms that this Assignment and Acceptance on its face satisfies the requirements of the Agreement, and (B) [            , 20    ] (the later of such dates being the “Effective Date”).

Each of the Assignor and the Assignee hereby agrees that the Trustee, the Revolving Credit Note Agent, the Issuer and the Collateral Manager are third-party beneficiaries of this Assignment and Acceptance.

From and after the Effective Date, the Revolving Credit Note Agent shall reflect the assignment of the Assigned Interest hereunder in the Class A-R Note Register and shall direct the Trustee to make all payments in respect of the Assigned Interests assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to Assignee as reflected in the Class A-R Note Register. Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Assigned Interests for periods prior to the Effective Date directly between themselves.

This Assignment and Acceptance shall be construed in accordance with, and this Assignment and Acceptance and any matters arising out of or relating in any way whatsoever to this Assignment and Acceptance (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

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Legal Name of Assignor:

Legal Name of Assignee:

Registered Name on Class A-R Note:

[Federal Tax Identification Number of Assignee:]

Assignee’s Address for Notices:

[Address]

[Telephone]

[Facsimile]

[Email]

Assignee’s Wiring Instructions:

[                    ]

A.	Immediately after giving effect to this Assignment and Acceptance, the aggregate Outstanding Class A-R Funded Amount of Assignee’s interest in the Class A-R Note is U.S.$[ ] and its Class A-R Commitment Amount is U.S.$[ ].

B.	Immediately after giving effect to this Assignment and Acceptance, the aggregate Outstanding Class A-R Funded Amount of Assignor’s interest in the Class A-R Note is U.S.$[ ] and its Class A-R Commitment Amount is U.S.$[ ].

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Attachment: Duly endorsed certificate representing the Class A-R Notes

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